Investor Presentation FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration No. 333 - 214323 February 8, 2017

2 Forward Looking Statement This presentation includes forward - looking statements . All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward - looking statements . The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” “expectation,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short - term and long - term business operations and objectives and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, some of which cannot be quantified and some of which are beyond our control . In light of these risks, uncertainties and assumptions, the forward - looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . You should not rely upon forward - looking statements as predictions of future events . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements . In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward - looking statements . We disclaim any duty to update any of these forward - looking statements after the date of this prospectus to confirm these statements in relationship to actual results or revised expectations . All forward - looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this presentation . You should evaluate all forward - looking statements made by us in the context of these risks and uncertainties .

Free Writing Prospectus Statement 3 This presentation highlights basic information about us and the proposed public offering. Because this presentation is a summary, it does not contain all of the information you should consider before investing in our securities. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering. The registration statement has not yet become effective. Before you invest, you should carefully read the preliminary prospectus, the registration statement, and any other documents incorporated by reference therein for more complete information about us and this proposed public offering. This free writing prospectus should be read together with the preliminary prospectus dated February 8, 2017 included in that registration statement, which can be accessed on the SEC website at http://www.sec.gov . This presentation shall not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. You may obtain these documents free of charge by searching the SEC online database (EDGAR) on the SEC website at http://www.sec.gov . Alternatively a copy of the preliminary prospectus relating to the offering may be obtained, when available, by contacting Sachem Capital Corp., 23 Laurel Street, Branford, CT 06405, telephone: 203 - 433 - 4736 or Joseph Gunnar & Co., LLC, Prospectus Department, Thirty Broad Street, 11 th Floor, New York, NY 10004, telephone: 212 - 440 - 9600, e - mail: prospectus@jgunnar.com.

Offering Summary 4 Issuer Sachem Capital Corp. Type of Offering Initial Public Offering Book - Running Manager Joseph Gunnar & Co. Co - Manager Axiom Capital Management Expected Offering Price $5.00 per Share Offering Size 3,000,000 Shares (100% Primary) Shares Outstanding Post - Offering 11,533,237 Shares (excluding the over - allotment option) Over - Allotment Option 450,000 Shares (100% Primary) Exchange NYSE MKT Symbol SACH Use of Proceeds (i) to increase the size of our loan portfolio; (ii) capital expenditures; and (iii) for working capital and other general corporate purposes

Management Team ▪ Co - founder and Chairman, Co - Chief Executive Officer, Chief Financial Officer and Secretary. ▪ Co - founder of Sachem Capital Partners (“SCP”), and Co - founder and Managing Partner of JJV, LLC, manager of SCP since their inception in December 2010. ▪ Mr. Villano, a certified public accountant, was previously engaged in private practice for over 30 years performing accounting, auditing and tax preparation services. ▪ Mr. Villano’s responsibilities include oversight of all aspects of business operations, including loan origination and servicing, investor relations, brand development and business development. ▪ Also responsible for the direction and oversight of all financial and accounting matters. ▪ Mr. Villano holds a Bachelor’s Degree in Accounting from the University of Rhode Island . John L. Villano, CPA Jeffrey Villano ▪ Co - founder and Co - Chief Executive Officer, President and Treasurer. ▪ Co - founder of Sachem Capital Partners (“SCP”), and Co - founder and Managing Partner of JJV, LLC, manager of SCP since their inception in December 2010. ▪ Responsibilities include oversight of all aspects of our business operations, including loan origination and servicing, investor relations, brand development and business development. ▪ Mr. Villano received an Associate’s Degree from Eastern Connecticut State University. 5

Overview 6 ▪ Connecticut - based real estate finance company specializing in originating, underwriting, funding, servicing and managing a portfolio of short - term (“hard money”) loans on property located primarily in Connecticut ▪ Since inception in 2010, we have made approximately 370 loans in the aggregate. ▪ Portfolio consisted of 202 loans as of September 30, 2016 with an aggregate loan amount of approximately $30.6 million with loans ranging from $25,000 to $1.1 million ▪ Main goal is to grow loan portfolio, while preserving capital as we aim to provide investors with excellent risk adjusted returns ▪ We intend to qualify as a REIT and will therefore distribute at least 90% of our taxable income to shareholders annually. Although we intend to pay regular quarterly distributions to holders of our common shares, we cannot assure you of the amount or frequency of such distributions, if any.

Business Model 7 ▪ Grow first mortgage loan portfolio while protecting and preserving capital ▪ Provide investors with risk adjusted returns through dividends ▪ Disciplined underwriting and extensive due diligence culture focusing primarily on value of underlying collateral as well as the borrower and its principals ▪ Intimate knowledge of CT real estate market and ability to respond quickly to customer needs and demands unlike traditional lenders ▪ Structure mortgage loans to fit needs and business plans of borrowers » Acquire and/or renovate existing residential real estate properties » Acquire vacant real estate and construct residential real estate properties » Purchase and hold income producing properties ▪ Loans are secured by first mortgages on real estate and personally guaranteed by borrower ▪ Revenue is generated from interest borrowers pay on loans as well as fee income generated from origination, processing, and extension of loans

Annual Interest Income Growth 8 $0 $500,000 $1,000,000 $1,500,000 $2,000,000 $2,500,000 $3,000,000 2011 2012 2013 2014 2015 2016 Nine months ended 9/30/16

▪ Capitalize on opportunities created by the long - term structural changes in the real estate lending market and the continuing lack of liquidity in the commercial and investment real estate markets ▪ Take advantage of the prevailing economic environment as well as economic, political and social trends that may impact real estate lending ▪ Remain flexible in order to capitalize on changing sets of investment opportunities that may be present in the various points of an economic cycle ▪ Operate so as to qualify as a REIT and for an exemption from registration under the Investment Company Act. Strategy 9

Loan Structure Principal Amount $25,000 to $1.1 million (maximum loan amount cannot exceed 10% of portfolio) Loan - to - Value Ratio Up to 65% Interest Rate Fixed rate between 9% and 12% with a default rate of 18% Origination 2.0% for loans of one year to 5.0% for three - year loans Terms One to three years Prepayments No prepayment penalty Payment Terms Interest payable monthly with principal payable at maturity 10

Amount Number of Loans Aggregate Principal Amount Less than $100,000 93 $5,512,328 $100,001 to $250,000 80 $12,196,624 $250,001 to $500,000 22 $7,591,396 $500,001 to $1,000,000 6 $4,257,619 Over $1,000,000 1 $1,000,000 Total 202 $30,557,967 Loan Portfolio ▪ Approximately 86% of the loans had an original principal amount of $250,000 or less. ▪ Approximately 96% had an original principal amount of $500,000 or less. ▪ The average loan size was $151,277 and the median loan size was $108,000. (1) Loan commitment is $1.1 million 11 (1)

As of September 30 , 2016 As of December 31, 2015 As of December 31, 2014 Developer – Residential Mortgages $20,229,805 $18,820,509 $10,482,448 Developer – Commercial Mortgages $8,160,181 $5,712,566 $3,369,620 Land Mortgages $1,964,297 $2,619,792 $649,951 Mixed Use $203,684 $380,000 $347,000 Total Mortgages Receivable $30,557,967 $27,532,867 $14,849,019 Loan Portfolio 12

We utilize a combination of equity capital and debt financing to fund operations: ▪ At September 30, 2016, members’ equity totaled $26.7 million ▪ We also have a $15.0 million Bankwell Credit Line of which $8.5 million has been drawn Financing Strategies Sources of Capital September 30, 2016 Debt Line of Credit $8,525,000 Total Debt $8,525,000 Capital (equity) $26,709,742 Total sources of capital $35,234,742 Assets Mortgage receivable $30,557,967 Other assets $5,615,374 Total assets $36,173,341 13

Nine months ended September 30 Year ended December 31 2016 2015 2015 2014 Principal amount of loans earning interest $30,557,967 $24,917,678 $27,532,867 $14,849,019 Loans originated $14,355,922 $15,188,417 $19,412,438 $8,864,700 Loans repaid $10,921,370 $5,119,758 $5,812,116 $3,714,059 Mortgage lending revenues $2,989,733 $1,911,843 $2,786,724 $1,559,407 Mortgage lending expenses $762,685 $267,403 $479,821 $89,595 Number of loans outstanding 202 168 180 107 Average outstanding loan balance $151,277 $148,320 $152,960 $138,775 Weighted average contractual interest rate 12.00% 12.32% 11.76% 11.54% Weighted average term to maturity (in months) 18 22 20 23 Loan Portfolio 14

Portfolio Performance 2014 2015 As of 9/30/16 Change (’16 vs ‘15) Total Assets $21,455,568 $30,795,486 $36,173,341 17.5% No. of loans in Portfolio 107 180 202 12.2% Principal Amount of Loans in Portfolio $14,849,019 $27,532,867 $30,557,967 11.0% Annual Interest Income $1,418,814 $2,477,876 $3,583,615* 44.6 % Origination / Fee Income $462,480 $800,974 $695,621* - 13.2% Portfolio Yield 11.4% 11.8% 12% 3.5% Blended Loan - to - Value (LTV) 41.7% 46.5% 47.9% 3.0% Weighted Average Return (IRR) 11.7% 12.1% 12.23% 1.07% Foreclosures Initiated 1 2 1 - 50% Loan Principal Paid Off $3,714,059 $5,812,116 $10,921,370 87.9% 15 * The results for the nine months ended September 30, 2016 are annualized for comparison purposes

Pro Forma Financial Highlights 16 Nine Months Ended September 30, 2016 Year Ended December 31, 2015 Interest income from loans $2,687,711 $2,477,876 Total revenue $3,288,544 $2,891,002 Total operating costs and expenses $959,727 $841,414 Net income $2,328,817 $2,049,588 Pro forma net income per common share – basic and diluted $0.27 $0.24 Pro forma weighted average number of common shares outstanding – basic and diluted 8,533,237 8,533,237

Investment Highlights ▪ Although, we intend to qualify as a REIT and distribute at least 90% of our taxable income to shareholders annually through regular quarterly distributions, we cannot assure you of the amount or frequency of such distributions, if any ▪ Experienced management team with intimate knowledge of the Connecticut and surrounding area real estate market ▪ Significant demand for real estate loans under $500k in CT and surrounding areas as traditional lenders are unable to satisfy demand ▪ Disciplined lending ▪ Vertically - integrated loan origination platform ▪ Increased flexibility to structure loans to suit the needs of our clients ▪ History of successful operations An investment in our common shares involves various risks. You should consider carefully the risks discussed under the headin g “ Risk Factors” beginning on page 14 of the preliminary prospectus dated February 8, 2017 before purchasing our common shares. 17

John L. Villano, CPA 23 Laurel Street Branford, Connecticut 06405 203 - 433 - 4736 jlv@sachemcapitalpartners.com